AMENDMENT NO. 1 TO THE ADMINISTRATION AGREEMENT

         This Amendment No. 1 to the Administration Agreement (this "Amendment") is made as of October 28, 2005, by and between Causeway Capital Management Trust, a Delaware business trust (the "Trust") and SEI Investments Global Funds Services (formerly SEI Investments Mutual Funds Services), a Delaware business trust (the "Administrator").

         WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

         WHEREAS, the Trust and the Administrator entered into an Administration Agreement (the "Agreement") dated September 20, 2001, which became effective on the effective date of the Trust's registration statement on October 16, 2001, for an initial term of five years;

         WHEREAS, the Trust and the Administrator desire to amend the Agreement to reduce the fees and extend the term three years on the terms and subject to the conditions provided herein.

         NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. SCHEDULE C. Schedule C of the Agreement shall be deleted in its entirety and replaced with the Schedule C attached to this Amendment.

2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


CAUSEWAY CAPITAL MANAGEMENT TRUST

    By: /s/ Turner Swan

    -------------------
    Name:Turner Swan
    Title:President

SEI INVESTMENTS GLOBAL FUNDS SERVICES

    By:/s/ Stephen G. Meyer

    -------------------------------
    Name: Stephen G. Meyer
    Title: Executive Vice President



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                                   SCHEDULE C
                         TO THE ADMINISTRATION AGREEMENT
                         DATED AS OF SEPTEMBER 20, 2001
                           AS AMENDED OCTOBER 28, 2005
                                     BETWEEN
                        CAUSEWAY CAPITAL MANAGEMENT TRUST
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES



FEES: Pursuant to Article 4, Trust shall pay the Administrator the following annual fees (payable monthly), calculated based upon the aggregate average daily net assets ("assets") of the Trust:

             0.06% of the assets not exceeding $1 billion;

             0.05% of the assets exceeding $1 billion but not exceeding $2 billion;

             0.04% of the assets exceeding $2 billion but not exceeding $3 billion;

             0.03% of the assets exceeding $3 billion but not exceeding $4 billion;

             0.02% of the assets exceeding $4 billion.

        This fee schedule is subject to a minimum annual fee of $165,000 for all Portfolios and classes in existence as of the effective date of this Agreement. The minimum annual fee shall be increased $80,000 for each Portfolio created after the effective date of this Agreement. In addition, the minimum annual fee shall be increased $20,000 for each new class added to a Portfolio of the Trust after the effective date of this Agreement, as well as for each class in excess of two (2) for new Portfolios added after the effective date of this Agreement.



TERM: This Agreement shall become effective on the effective date of the Trust's registration statement and shall remain in effect through October 31, 2009 and, thereafter, for successive terms of one year each (each a "Renewal Term"), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof.